Exhibit 10.09

AVAST LIMITED
LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Pursuant to the terms and conditions of the Avast Limited Long Term Incentive Plan (as amended from time to time, the “Plan”), Gen Digital Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“Participant”) the number of restricted stock units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement (the “Agreement”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Participant: _____________1_________________
Number of RSUs: ________1______________________
Award Date: ____________1_________________
Award Number: _________1_____________________
dule: _     Vesting Schedule: ________1____________________
Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
Notwithstanding any provision of this Grant Notice or the Agreement, if Participant has not rejected this Grant Notice (as provided in the Agreement) within thirty (30) days following the Grant Date set forth above, Participant will be deemed to have accepted this Award, subject to all of the terms and conditions of this Grant Notice, the Agreement and the Plan.

1 Refer to separate Notice of Grant of Award

Exhibit 10.09
AVAST LIMITED
LONG TERM INCENTIVE PLAN
RSU AWARD AGREEMENT
RECITALS
A. The Board has adopted the Avast Limited Long Term Incentive Plan (as amended from time to time , the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Gen Digital Inc. (the “Company”) and the members of the Group Company (for the avoidance of doubt, all references to the Company under the Plan shall mean Gen Digital Inc.).
B. The Participant is to render valuable services to the Company and/or any member of the Group Company, and this RSU Award Agreement (including any additional terms set forth on any appendices attached hereto, this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of rights in respect of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in the form of Restricted Stock Units (each an “RSU”).
C. All capitalized terms in this Agreement shall have the meaning assigned to them herein. All undefined terms shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Company hereby awards to the Participant RSUs under the Plan. Each RSU represents the right to receive one share of the Company’s Common Stock on the vesting date of that RSU, subject to the provisions of this Agreement and the Plan. The number of Shares subject to this Award, the applicable vesting schedule for the RSUs and the Shares, the dates on which those Vested Shares shall be issued to the Participant and the remaining terms and conditions governing this Award shall be as set forth in this Agreement.

2. Grant Acceptance; Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by the Grant Notice (as defined below), this Agreement and the provisions of the Plan. The Participant: (a) acknowledges receipt of a copy of the Plan prospectus, (b) represents that the Participant has carefully read and is familiar with the provisions thereof, and (c) hereby accepts the RSUs subject to all of the terms and conditions of this Agreement set forth herein, in the Plan and in the Grant Notice. If the Participant does not wish to receive the RSUs and/or does not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement (including any appendices hereto) and the Plan, then the Participant must reject this Award via the website of the Company’s designated broker, no later than thirty (30) days following the Award Date (as defined below) set forth in the Grant Notice. If the Participant rejects this Award, this Award will immediately be forfeited and cancelled for no consideration. The Participant’s failure to reject this Award within this thirty (30) day period will constitute the Participant’s acceptance of this Award and all terms and conditions of this Award, as set forth in this Agreement and the Plan.

Exhibit 10.09
AWARD SUMMARY

Award Date and Number of Shares Subject to Award:	The Award Date shall mean the date the RSUs are granted to the Participant pursuant to this Agreement (the “Award Date”) and shall be the date indicated in the notice as provided by the Stock Administration Department of the Company, or such other applicable department of the Company, providing the Participant with notice of the issuance of an RSU award pursuant to the Plan and terms of this Agreement (the “Grant Notice”).
Vesting Schedule:
The RSUs shall vest pursuant to the schedule set forth in the Grant Notice (the “Vesting Schedule”).

The RSUs allocated to each applicable vesting date shall vest on that date only if the Participant’s services have not been terminated as of such date, and no additional RSUs shall Vest following the Participant’s date of a Termination of Service (as defined below) (the “Termination Date”).
If the Participant’s Termination of Service is by reason of death or Disability, the award shall vest in full as of immediately prior to such Termination Date.

The Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event that the Participant’s service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards.

Issuance Schedule:	The Shares in which the Participant vests in accordance with the foregoing Vesting Schedule shall be issuable as set forth in Section 6. However, the actual number of Shares to be issued will be subject to the provisions of Section 7 pursuant to which the applicable withholding taxes are to be collected.
3. Limited Transferability. This Award, and any interest therein, shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the Participant, other than by will or by the laws of descent and distribution, unless otherwise determined by the Committee or its delegate(s) in accordance with the terms of the Plan on a case-by-case basis.
4. Cessation of Service. Subject to the provisions of the Vesting Schedule set forth above, if the Participant’s service as an employee, director, consultant, independent contractor or advisor to the Company or a member of the Group Company is terminated for any or no reason (whether or not in breach of local labor laws) (a “Termination of Service”) any unvested RSUs will be immediately thereafter cancelled and forfeited for no consideration, the Participant shall cease to have any right or entitlement to receive any Shares under those cancelled and forfeited RSUs and the Participant’s right to receive Shares pursuant to the RSUs and Vest in such RSUs under the Plan will terminate effective as of the Participant’s Termination Date; in no event will the Participant’s service be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law). For purposes of this Award, a transfer of employment between the Company and any member of the Group Company shall not constitute a Termination of Service. The

Exhibit 10.09
Committee shall have the sole discretion to determine when the Participant is no longer actively providing service for purposes of the Plan and the Participant’s Termination Date.
5. Adjustment in Shares. The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. Should any change be made to the Company’s shares of Common Stock by reason of any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or if there is a change in the corporate structure, then appropriate adjustments shall be made to the total number and/or class of securities and any Dividend Equivalent Rights (as defined below) issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder in accordance with Section 14 of the Plan.
6. Issuance of Shares of the Company’s Common Stock.
a. As soon as practicable following the applicable vesting date of any portion of the RSU (including the date (if any) on which vesting of any portion of this RSU accelerates), the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of underlying Shares that so vested, subject, however, to the provisions of Section 7 pursuant to which the applicable Tax-Related Items (as defined below) are to be collected. In no event shall the date of settlement (meaning the date that Shares are issued) be later than thirty (30) days after the vesting date occurs. The value of Shares shall not bear any interest owing to the passage of time.
b. If the Company determines that the Participant is a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of the Participant’s “separation from service,” as defined in those regulations, then any shares of Common Stock that otherwise would have been settled during the first six (6) months following the Participant’s separation from service will instead be settled during the seventh (7th) month following the Participant’s separation from service, unless the settlement of those shares of Common Stock are exempt from Section 409A of the Code.
c. In no event shall fractional Shares be issued.
d. Except as set forth in clause (e) below, the holder of this Award shall not have any stockholder rights, including voting rights, with respect to the Shares subject to the RSUs until the Participant becomes the record holder of those Shares following their actual issuance and after the satisfaction of the Tax-Related Items (as defined below).
e. As of any date that the Company pays an ordinary cash dividend on its shares of Common Stock, the Company shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Company on its shares of Common Stock on such date, multiplied by (ii) the total number of RSUs (with such total number adjusted pursuant to Section 6 of this Agreement, and Section 4.1 of the Plan) subject to this Award that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 6(e) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate; provided, however, that the amount of any vested Dividend Equivalent Rights shall be paid in cash. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 6(e) with respect to any RSUs which, immediately prior to the record date for that dividend, have either been paid pursuant to this Section 6 or terminated pursuant to Section 4.
a.7. Tax-Obligations. Participant’s Ultimate Tax Liability. Regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s

Exhibit 10.09
responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.
b.No Representations Regarding Tax Treatment. The Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the vesting or settlement of the RSUs, accrual or payment of Dividend Equivalent Rights, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends.
c.No Obligation to Minimize Taxes. The Company and/or the Employer do not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
d.Multiple Jurisdiction Tax Withholding. If the Participant is subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
e.Tax Withholding Arrangements; Share Withholding. In connection with any relevant tax or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company, the Employer, or their respective agents, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by withholding Shares to be issued upon settlement of the RSU.
f.Alternative Methods of Tax Withholding. If withholding Shares is problematic under applicable law or has materially adverse accounting consequences, the Participant authorizes the Company, the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
(i)withholding from the Participant’s wages or other cash compensation;
(ii)withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; or
(iii)any other method of withholding deemed acceptable by the Committee; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable.
g.Section 16 Officer. If the Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding prior to the Tax-Related Items withholding event.
h.Withholding Rates; Over- and Under-Withholding. The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may need to seek a refund from the

Exhibit 10.09
local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
i.Deemed Issuance for Share Withholding. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
j.Failure to Satisfy Tax Obligations. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
8. Compliance with Laws and Regulations.
a. The issuance of Shares pursuant to the RSU shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or an established market, if applicable) on which the Company’s Common Stock may be listed for trading at the time of such issuance.
b. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Company’s Common Stock hereby shall relieve the Company of any liability with respect to the non-issuance of the Company’s Common Stock as to which such approval shall not have been obtained.
9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries designated by the Participant (subject to the restrictions on transfer as set forth in this Agreement and the Plan).
10. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices with attention to the General Counsel. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address on file with the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall apply. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the RSU.
12. Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts, where this grant is made and/or to be performed.
13. Excess Shares. If the Shares covered by this Agreement exceed, as of the date the RSU is granted, the number of Shares which may without stockholder approval be issued under the Plan, then the Award shall be void with respect to those excess Shares, unless stockholder approval of an amendment sufficiently

Exhibit 10.09
increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan.
14. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment or service of the Company or the Employer for any period of specific duration, or be interpreted as forming or amending an employment or service contract with the Company or the Employer, or interfere with or otherwise restrict in any way the rights of the Company or the Employer or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service with the Company or the Employer at any time for any reason, with or without cause.
15. Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company or any member of the Group Company in effect as of the date a determination is to be made under this Agreement.
16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, RSUs granted under the Plan or future RSUs that may be granted under the Plan (including, without limitation, disclosures that may be required by the Securities and Exchange Commission) by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18. Appendices. Notwithstanding any provisions in this Agreement, this Award shall be subject to the terms and conditions set forth in any appendices to this Agreement. Moreover, if the Participant relocates between countries included in the appendices, the country-specific terms for the new country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any appendices constitute part of this Agreement.
19. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.
20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21. Award Subject to Company Clawback or Recoupment. For the avoidance of doubt, the Participant shall be subject to compliance with applicable law, the Company’s Code of Conduct, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Code of Conduct, and the Company’s corporate policies, as applicable, shall be a pre-condition to earning, or vesting in respect of, any RSUs and (ii) any RSUs, which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied.

Exhibit 10.09

ACCEPTANCE OF THE AGREEMENT
If the Participant does not agree to the terms and conditions on which this Agreement is offered, then the Participant must reject this Award via the website of the Company’s designated broker, Morgan Stanley, no later than thirty (30) days following the Award Date. The Participant may also contact the Company at sadminmailbox@gendigital.com for alternate instructions. The Participant’s failure to reject this Award, a non-rejection, will constitute the Participant’s acceptance of this Award including all the terms and conditions, appendices hereto, and the Plan.

Exhibit 10.09

APPENDIX A
ADDITIONAL PROVISIONS FOR PARTICIPANTS LOCATED
OUTSIDE OF THE UNITED STATES

Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

1.Nature of the Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a.)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement;

(b.) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c.) all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d.) the Participant’s participation in the Plan is voluntary;

(e.) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f.) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(g.) unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or Affiliate;

(h.) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i.) if the Participant receives Shares upon vesting, the value of such Shares acquired on vesting of RSUs may increase or decrease;

(j.) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Termination (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of this Award to which the Participant is otherwise not entitled, the Participant agrees not to institute any claim against the Company, or any Parent, Subsidiaries or Affiliates or the Employer;

(k.) neither the Company, the Employer nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may

Exhibit 10.09
affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement;
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(l.) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan; and

(m.) the Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

2. Language. The Participant acknowledges and agrees that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to enable him or her to understand the terms and conditions of this Agreement. Further, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

3. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country, the broker’s country or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company, as defined by the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

4. Foreign Asset/Account and Exchange Control Reporting. The Participant’s country may have certain exchange controls and foreign asset and/or account reporting requirements which may affect his or her ability to purchase or hold Shares under the Plan or receive cash from his or her participation in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Further, the Participant may be required to repatriate Shares or proceeds acquired as a result of participating in the Plan to his or her country through a designated bank/broker and/or within a certain time. The Participant acknowledges and agrees that it is his or her responsibility to be compliant with such regulations and understands that the Participant should speak with his or her personal legal advisor for any details regarding any foreign asset/account reporting or exchange control reporting requirements in the Participant’s country arising out of his or her participation in the Plan.
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